EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
August 5, 2009

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
David E. Borowy, Senior Vice President & CFO	410-427-3788

Bay National Corporation
Reports Second Quarter 2009 Results

BALTIMORE, MD (August 5, 2009) Bay National Corporation (the “Company”) (NASDAQ: BAYN), the bank holding company for Bay National Bank, today reported a second quarter net loss of $2,045,000 or $0.95 per diluted share, as compared to a net loss of $776,000 or $0.36 per diluted share reported for the quarter ending June 30, 2008.

The results for the current quarter include a provision for credit losses of $2,843,000 and net charge-offs totaling $2,330,000 while the comparable quarter one year ago reflected $558,000 in provision for credit losses and in net charge-offs.  Net charge-offs for the second quarter of 2009 were largely in the commercial, commercial construction, commercial real estate and consumer construction categories. Also included in the results for the second quarter of 2009 is an expense of approximately $33,600 for an  FDIC special assessment that is payable on September 30, 2009.

Hugh W. Mohler, Chairman and CEO, stated, “As we experienced in the first quarter of 2009, the second quarter results for 2009 when compared to the same quarter results of one year ago, reflect a significant reduction in noninterest expenses that were more than offset by the decrease in interest income due to the historically low interest rate environment in which we are operating, as well as a decrease in the number of loans outstanding as a result of charge-offs, making fewer new loans in order to preserve capital and an increase in the number of non-accrual loans.  The quarter’s operating results were most negatively impacted, however, by the substantial increase in the provision for credit losses when compared to the quarter ended June 30, 2008.

As of June 30, 2009, total assets were $316.7 million, an increase of 14.8 percent from June 30, 2008.  Net loans decreased by $30.7 million or 12.4% from the year-ago quarter while deposits increased by $63.9 million or 28.1%.  While we are currently pursuing efforts to raise additional capital, management deems it prudent to maintain current capital ratios by limiting loan growth for the short-term and recognizes that the needs of our existing customers must take priority over the establishment of new relationships.

Hugh W. Mohler continued, “We continue to feel the pressure of the turmoil in the financial markets and the prolonged downturn in economic conditions. As such, our priorities are unequivocally internally focused on improving our capital ratios and liquidity position.

However, our Board of Directors and management team remain steadfast in their determination to preserve capital, manage asset/portfolio risk and improve our operating efficiencies. We are pleased that in spite of the credit issues recognized this quarter and the continuing recessionary conditions, the bank remains adequately capitalized with 8.45% in total risk-based capital. Management continues to work diligently to raise additional capital in order to meet the increased regulatory requirements. Once achieved, we will have available capacity to grow the loan portfolio and thereby increase the level of earning assets that will further advance our return to profitability.  We remain hopeful that our efforts will be successful.”  Mr. Mohler concluded.

About Bay National Bank
Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. We believe that Bay National Bank now occupies a unique niche in the banking industry. We also believe that Bay National Bank is well positioned between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and the much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Bank has two full-service banking offices, Baltimore and Salisbury, Maryland, and residential mortgage lending operations in both Baltimore and the Eastern Shore of Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that our board and management “remain steadfast in their determination to preserve capital, manage asset/portfolio risk and improve our operating efficiencies,” with respect to raising additional capital, growing the loan portfolio and increasing earnings assets after raising such capital, and with respect to  our future return to profitability  are not historical facts and as such constitute “forward-looking statements” as defined by Federal Securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, our ability to raise additional capital and the amount of capital we are able to raise, further deterioration in real estate values and economic conditions generally, and changes in interest rates, deposit flows and loan demand, as well as changes in competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF JUNE 30, 2009 and 2008
(dollars in thousands, except per share data)

	June 30, 2009	June 30, 2008
Total assets	$316,679	$275,826
Cash and due from banks	19,595	459
Federal funds sold and other overnight investments	38,731	12,184
Investment securities available for sale	21,442	-
Other equity securities	1,151	1,503
Loans, net	217,029	247,721
Deposits	291,095	227,152
Short-term borrowings	-	21,811
Subordinated debt	8,000	8,000
Stockholders’ equity	12,067	17,801

Common shares outstanding	2,154,301	2,147,551
Book value per share	$5.60	$8.29
Ratio of interest earning assets to interest bearing liabilities	116.74%	123.53%
Stockholders’ equity as a percentage of assets	3.81%	6.45%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 and 2008

Weighted average yield/rate on:	YTD 2009	YTD 2008
Loans	5.09%	6.72%
Investments and interest bearing cash balances	.79%	1.76%
Interest bearing liabilities	3.00%	3.36%
Net interest spread	1.78%	3.09%
Net interest margin	2.25%	3.72%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 and 2008
(dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Interest income	$3,056	$3,853	$6,244	$8,218
Interest expense	1,626	1,597	3,305	3,480
Net interest income	1,430	2,256	2,939	4,738
Provision for credit losses	2,843	558	3,894	3,025
Net interest income after provision for credit losses	(1,413)	1,698	(955)	1,713
Non-interest income	260	202	442	410
Non-interest expenses	2,245	2,997	4,353	5,675
Loss before income taxes	(3,398)	(1,097)	(4,866)	(3,552)
Income tax benefit	(1,353)	(321)	(1,938)	(1,290)
Net loss	$(2,045)	$(776)	$(2,928)	$(2,262)

PER COMMON SHARE
Basic net loss per share	$(.95)	$(.36)	$(1.36)	$(1.06)
Diluted net loss per share	$(.95)	$(.36)	$(1.36)	$(1.06)
Average shares outstanding (Basic)	2,153,919	2,141,806	2,153,512	2,140,825
Average shares outstanding (Diluted)	2,153,919	2,141,806	2,153,512	2,140,825

STOCK PRICE
High	$1.65	$10.20	$2.63	$11.70
Low	$1.21	$7.80	$.69	$7.80
Close	$1.25	$7.80	$1.25	$7.80

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	June 30, 2009	June 30, 2008
Total deposits	$291,095	$227,152
Commercial paper sweep balances	-	13,661
National market certificates of deposit	(159,788)	(44,395)
Variable balance accounts (1 customer as of June 30, 2009 and 2008)	(7,150)	(7,804)
Portion of variable balance accounts considered to be core	3,000	3,000
Core deposits	$127,157	$191,614